Exhibit 10.1

CORPORATION

7140 Office Circle

P.O. Box 15600

Evansville, IN  47716-0600

Phone:  (812) 962-5000

Fax:      (812) 962-5400

January 14, 2011

Mr. Richard F. Dauch

880 Hidden Pine Road

Bloomfield Hills, Michigan 48304

Dear Rick:

We are pleased that you have agreed to join Accuride Corporation (“Accuride” or the “Company”) as its Chief Executive Officer.  This letter will set forth our agreement regarding the terms of your employment.

Position:	Chief Executive Officer of the Company, reporting to the Board of Directors of the Company commencing on your Start Date (as defined below).

Board:

Effective as of your Start Date, you will be appointed to serve as a member of the Company’s Board of Directors. Additionally, so long as you are the Chief Executive Officer, the Company will use commercially reasonable efforts to nominate you for re-election as a director prior to the end of your term.

Start Date:	You will commence employment with the Company on or before February 1, 2011, the date you commence employment being your “Start Date”.

Base Salary:	Your base salary will be $625,000/year.

Annual Incentive:

You will be eligible to participate in the Company’s Annual Incentive Compensation Plan (“AICP”), including full participation in the 2011 plan year. The Annual Incentive is payable as a percent of base salary and will be determined based on actual performance of the Company for the fiscal year compared against the established AICP performance metrics. For your position, the target payout is 100% of base salary. Except as specified herein your right to the AICP incentive will be subject to the terms of the applicable Accuride Corporation Annual Incentive Compensation Plan — Plan Year Eligibility, Target Opportunity and Administrative Guidelines.

Long Term Incentive:

You will be eligible for a long-term incentive grant with a value equal to 165% of your base salary, which will vest on a pro rata basis over three years (i.e., 1/3 vests on each of the first three anniversaries of the grant date). The grant will be made at the same time and on the same terms as long term incentive grants to be made to other members of Accuride’s senior management. It is contemplated that the 2011 grant will be made in the form of restricted stock units.

Initial Equity Award:

On your Start Date you will be granted that number of restricted stock units equal to $1,000,000, divided by the trailing 5 day average of the closing prices of the Company’s common stock ending on the Start Date (the “Initial RSU Award”). The Initial RSU Award will vest, subject to your continued service with the Company over three years, with 50% vesting on the first anniversary of your Start Date and 25% on each of the following two anniversaries. All other terms of the Initial RSU Award will be consistent with the Company’s standard restricted stock unit award agreement used for making its annual long-term incentive grants.

Legal, Financial & Tax Planning Assistance

Accuride will reimburse you for reasonable and agreed upon legal fees incurred by you in connection with your seeking bonuses earned for 2010 from your prior employer. In addition, Accuride will reimburse you up to $15,000 for reasonable legal fees and other expenses incurred by you in connection with this letter agreement and all other agreements referenced herein. All such reimbursements shall be made in accordance with the Company’s normal expense reimbursement policies upon submission of proper documentation. You agree to timely submit such expenses for reimbursement and, if timely submitted, reimbursement payments shall be made as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.

Relocation Assistance:	You will be eligible for Accuride’s Tier I Relocation program. All reimbursable relocation expenses must be incurred within one year from your Start Date.

Severance & Retention Agreement:	You and the Company will enter into a Severance and Retention Agreement in the form attached hereto as Exhibit A.

Benefits:

As an employee of Accuride you will continue to receive benefits and perquisites at the level and under terms which are provided from time to time to the Company’s senior executive officers generally, including:

•  Medical/Dental/Vision/ Life/AD&D/LTD insurance

•  401(k) Plan

•  4 weeks vacation

All benefit plans and programs are subject to change or termination at any time at the discretion of the Compensation Committee of the Board. It is understood that perquisites, which the Company does not intend to renew at the expiration of existing agreement with certain other senior executive officers, have not been included in your benefits package.

Restrictive Covenants:

You agree to execute, abide by and be bound by the Company’s standard Agreement to Assign Inventions and Maintain Secrecy and the Policy on Confidential & Trade Secret Information. You also agree to execute and be bound by the Company’s standard Confidentiality, Non-solicitation, and Non-competition Agreement.

Other:

As a condition of your employment with Accuride, you will be bound by all company policies to the extent that they apply to senior executives of the Company.

This letter agreement will be governed by the laws of the State of Indiana, without regard to any conflicts of law provision.

Please note that your employment at Accuride is “at will.” This means that you may resign from Accuride at any time with or without cause, and Accuride has the right to terminate your employment with or without cause.  Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.  This letter supersedes and replaces all prior written and oral communication on employment related subjects.

This letter may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

Signature Page Follows

Signature Page for Employment Letter

Please sign and date this letter agreement in the space indicated and return to Bill’s attention to evidence your understanding and agreement to the terms set forth herein.

Sincerely,

/s/ William M. Lasky

William M. Lasky
Chairman of Board
Accuride Corporation

/s/ Benjamin C. Duster IV

Benjamin C. Duster
Chairman of Compensation Committee
Accuride Corporation

Acknowledged and Agreed:

/s/ Richard F. Dauch
Richard F. Dauch

Date: January , 2011